Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this statement on Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: June 23, 2011	TOTAL S.A.

	By:	/s/ Jérôme Schmitt
Name: Jérôme Schmitt
Title: Treasurer

TOTAL GAS & POWER USA, SAS

	By:	/s/ Arnaud Chaperon
Name: Arnaud Chaperon
Title: Chairman